Exhibit 10.1

180 Life Sciences Corp.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into on November 17, 2021, to be effective as of November 1, 2021 (the “Effective Date”) by and between 180 Life Sciences Corp., a Delaware corporation (the “Company”), and Lawrence Steinman, M.D., an individual (“Consultant”) (each herein sometimes referred to individually as a “Party”, or collectively as the “Parties”).

WHEREAS, the Consultant was appointed as an Executive Co-Chairman of the Board of Directors of the Company (the “Co-Chairman”), effective November 6, 2020; and

WHEREAS, the Company desires to engage Consultant to provide services to the Company as the Co-Chairman of the Company pursuant to the terms and conditions of this Agreement, and the Consultant desires to accept such engagement.

NOW, THEREFORE, in consideration of the foregoing and the terms, covenants, and conditions hereinafter set forth, the Parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Position and Duties. The Company hereby engages Consultant as the Executive Co-Chairman of the Board of Directors (the “Board”) of the Company. As such, Consultant shall have the responsibilities, duties and authority reasonably expected of an Executive Co-Chairman of the Board, as more specifically set forth on Exhibit A hereto and as may be further defined by, or amended by, the Board from time to time). In addition to Co-Chairman of the Board, Consultant also has primary scientific responsibility for the Company’s á7nAChR platform. In this capacity, the Consultant shall provide the full benefit of his knowledge, expertise, technical skill and ingenuity in connection with the primary scientific responsibility for the Company’s á7nAChR platform and shall devote his time, attention and abilities to the scientific development for the Company’s á7nAChR platform at such times as may be necessary for the proper performance of his duties. Consultant hereby accepts this engagement upon the terms and conditions herein contained and agrees to devote as much of his professional time, attention, and efforts as necessary to promote and further the business of the Company. All of the services outlined above constitute collectively, the “Services”. Consultant shall faithfully adhere to, execute, and fulfill his responsibilities, duties and authorities, and shall comply with all Board directives and policies established or adopted by the Company. Subject to the restrictions set forth in Section 7 of this Agreement, if during the Term, Consultant desires to render services to any other organization, prior to agreeing to provide those services, he shall receive the consent of the Board, after disclosing to the Board in writing the identity of the organization and the nature of the services to be performed, which consent shall not be unreasonably withheld, conditioned or delayed. Services rendered to other organizations as of the Effective Date, have been disclosed to the Company. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

2. Term.

(a) Consultant’s engagement under this Agreement shall be for a three (3) year period beginning on the Effective Date and ending on the day preceding the third anniversary of the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods after the Initial Term (each an “Automatic Renewal Term” and the Initial Term together with all Automatic Renewal Terms, if any, the “Term”), subject to the Renewal Requirements, in the event that neither Party provides the other written notice of their intent not to automatically extend the term of this Agreement at least thirty (30) days prior to the end of the Initial Term or any Automatic Renewal Term, as applicable (each a “Non-Renewal Notice”). The Term shall only be extended for an Automatic Renewal Term, provided that with regards to being Co-Chairman (i) Consultant is re-elected to the Board at the Annual Meeting of Stockholders of the Company immediately preceding the date that such Automatic Renewal Term begins; (ii) the Board affirms his appointment as Co-Chairman for the applicable Automatic Renewal Term (or fails to appoint someone else as Co-Chairman prior to such applicable Automatic Renewal Term) and (iii) the Consultant is continuing in his role of having the responsibility for the scientific development for the Company’s á7nAChR platform (collectively, the “Renewal Requirements”).

Consulting Agreement

(b) The Term shall expire immediately upon the earlier of: (i) the date upon which Consultant no longer serves as Co-Chairman and no longer has primary scientific responsibility for our á7nAChR platform; and (ii) any earlier date requested by either (1) the Company (as evidenced by a vote of a majority of the Board (excluding Consultant) at a meeting of the Board), or (2) Consultant (as evidenced by written notice from Consultant to the Board). Additionally, the Company may terminate this Agreement immediately and without prior notice if Consultant is unable or refuses to perform the Services, and either Party may terminate this Agreement immediately and without prior notice if the other Party is in breach of any material provision of this Agreement.

(b) The terms of this Agreement may be amended from time to time, with the mutual consent of the Board (or the Compensation Committee of the Board) and the Consultant.

3. Compensation. The Company shall provide Consultant the following compensation in exchange for the Services:

(a) Cash Compensation. During the Term, the Company shall pay Consultant an annual fee of $225,000 (the “Salary”). The Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. This Salary replaces all current cash compensation being paid to the Consultant under previous consulting agreements. In addition, the Consultant will receive a one time payment of $43,750 for the difference between the previous salary and the new Salary since April 1, 2021. The Compensation Committee and/or the Audit Committee of the Company, shall review the Salary not less than once per calendar year, beginning with calendar year 2023, and as of January 1 of such year, during each Automatic Renewal Term, and determine whether any increase in the Salary is warranted, based upon such criteria as it deems relevant, and any increase in Salary, if any, shall not be required to be set forth in an amendment to the Agreement, but can instead solely be noted in the minutes of the Compensation Committee, the Audit Committee and/or Board of the Company, which shall become the “Salary” payable hereunder for all purposes.

(b) Expenses. The Company shall reimburse Consultant for all ordinary and reasonable out-of-pocket business expenses incurred by him in connection with his performance of services for the Company during the Term, provided Consultant submits an expense reimbursement request and supporting documentation in accordance with the Company’s expense reimbursement policy in effect from time to time.

(c) Equity Award. Upon the next open trading window as determined by the Board of Directors in their reasonable discretion, it is anticipated that, subject to approval of such award in their discretion, that the Board will grant the Consultant incentive stock options to purchase twenty five thousand (25,000) shares of the Company’s common stock (the “Options”). The actual grant date will be in the discretion of the Board of Directors and the Options shall have a term of ten (10) years; an exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant, as defined in the Company’s 2020 Omnibus Incentive Plan (the “Plan”), shall be subject to such Plan, shall be evidenced by a stock option agreement entered into by the Company, and shall vest immediately upon the date of grant. Such Options shall be subject to such other provisions to be set forth in the applicable grant agreement(s) to be entered into between Consultant and the Company. In addition, beginning in calendar year 2022, for each year during the Term of this Agreement, the Company will, subject to future approval by the Board of Directors of the Company, grant to Consultant $125,000 of value of equity. Future equity grants will vest over a 48 month period and be in accordance with the Plan. Timing of the future grants, nature of the equity grants (e.g., RSU, PSU, restricted stock, etc.) and any changes in the value of future equity will be recommended by the Company’s Compensation Committee and/or Audit Committee and approved by the Board. Neither the Options described above, nor any future equity grants shall be effective until or unless approved by the Board of Directors.

4. Compensation Upon Termination. On the date this Agreement terminates pursuant to Section 2, the Company shall pay Consultant the fees earned under Section 3(a) through the effective date of termination and reimburse any reasonable expenses incurred on or prior to the effective date of termination under Section 3(b). If following the termination of this Agreement, Consultant remains a director of the Company, he shall be entitled to receive any compensation otherwise payable to him as a director.

Consulting Agreement

5. Confidentiality. In connection with his engagement under this Agreement, Consultant will be exposed to, and may develop or create, certain information concerning the business, data, results, programs, processes and techniques, customers and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to the Company (collectively, “Confidential Information”). Consultant hereby agrees not to disclose or use, other than in connection with his Services performed for the Company or its affiliates, any Confidential Information without the Company’s prior, written consent, unless such information becomes publicly available through no fault of Consultant or a third party obligated by contract or other legal duty to keep such information confidential. Consultant further agrees not to make any notes or memoranda relating to the business of the Company, other than for the Company’s benefit. In addition, Consultant agrees promptly upon the Company’s request to return to the Company or permanently destroy (at the Company’s option) any and all documentary, machine-readable, electronic, magnetic or other elements or evidence based on or containing Confidential Information and any copies that may be in Consultant’s possession or under his control. Consultant also agrees, upon the request of the Company, to provide the Company, all electronically-stored information and passwords to access such property related to the Company, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control. The provisions of this Section 5 shall apply both during and after the Term.

6. Independent Contractor; Tax Consequences.

(a) It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent or employee of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company.

(b) The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant under the terms of this Agreement. Consultant agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising from or in connection with (i) any obligation imposed on the Company to pay withholding taxes or similar items, (ii) any determination by a court or agency that the Consultant is not an independent contractor.

(c) Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. Contractor will comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

7. Noninterference; Non-Solicitation; Non-Competition.

(a) To the fullest extent permitted under applicable law, from the Effective Date, until twelve (12) months after the termination of this Agreement for any reason (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees with whom he has worked and/or about whom he has received material, Confidential Information during his engagement hereunder, to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or any other person or entity. During the period of time he is a Consultant, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

Consulting Agreement

(b) During the Term, Consultant shall not, alone or as a partner, officer, director, consultant, employee, stockholder or otherwise, engage in any commercial employment, consulting or business activity, occupation or other activity that is or is intended to be competitive with the Company, unless otherwise approved by the Board in writing, provided, however, that the holding by Consultant of any investment in any security shall not be deemed to be a violation of this Section 7(b) if such investment does not constitute over five percent (5%) of the outstanding issue of such security.

8. Intellectual Property. The Parties foresee that the Consultant may make, conceive, develop and/or create Intellectual Property Rights in the course of providing the Services.

(1) In this clause:

(a) “Intellectual Property Rights” means patents, rights to Inventions, copyrights and related rights, trademarks and service marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, that relate to the business of the Company;

(b) “Inventions” means inventions, ideas and improvements that relate to the business of the Company, whether or not patentable, and whether or not recorded in any medium; and

(c) “IP Materials” means all records, reports, documents, papers, drawings, designs, typographical arrangements, software, photographic or graphic works of any type, and all other materials in any medium or format, which are created by or on behalf of the Consultant in the course of providing the Services and that relate to the business of the Company.

(2) The Consultant hereby assigns to the Company all existing or future Intellectual Property Rights that relate to the business of the Company which arise in the course of performing the Services (including without limitation the IP Materials, all present and future copyright, and copyright revivals, and extensions). This assignment shall take effect immediately on the creation of each of the Intellectual Property Rights and without payment to the Consultant, other than the Salary.

(3) The Consultant agrees to sign all documents and do all other acts and things which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this Section 8. This includes joining in any application which may be made for registration of any Intellectual Property Rights (such as a patent, trade mark or registered design) arising in the course of, or in connection with, providing the Services.

(4) The Consultant agrees that it may only use the Intellectual Property Rights and IP Materials to perform his obligations under this Agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

(5) The Consultant waives all moral rights or equivalent rights in other jurisdictions in IP Materials to which he would otherwise be entitled under the law of any relevant jurisdiction.

Consulting Agreement

(6) The Consultant shall immediately transfer to the Company all IP Materials in his/her possession or under his control when this Agreement expires or terminates for any reason, or at any time when the Company requests. No copies or other record of any IP Materials may be retained by the Consultant except with the prior written consent of the Company.

(7) The Consultant hereby irrevocably appoints the Company to be its attorney in his name or on his/her behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause. A certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case so far as any third party is concerned.

(8) This clause shall survive expiry of this Agreement, or its termination for any reason.

9. Special Remedy. The restrictions in Sections 5 and 7 and the terms of Section 8 of this Agreement shall survive the termination of this Agreement and are necessary for the protection of the Company’s business and goodwill. Consultant acknowledges that the restrictions are reasonable and that any breach or threatened breach of Sections 5, 7 or 8 of this Agreement will cause the Company substantial and irreparable damage. Accordingly, in the event of any breach or threatened breach of Sections 5, 7 or 8 of this Agreement, in addition to any other remedies that may be available by contract or at law, the Company shall have the right to seek specific performance by Consultant and to seek temporary, preliminary and permanent relief enjoining Consultant from any breach or threatened breach, without the posting of any bond or other similar measures.

10. Miscellaneous.

(a) Governing Law; Consent to Personal Jurisdiction; Remedies. This Agreement shall be governed by the laws of the State of California. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

(b) Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock.

(c)  Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement.

Consulting Agreement

(d) Severability. If a court or other body of competent jurisdiction determines any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

(e) Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

(f) Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 10(f), acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 10(f), or but which acknowledgement of acceptance shall include cases where recipient ‘replies’ to such prior email). Such notices shall be sent to the applicable party or Parties at the address specified on the signature page hereof.

(1) If to the Company, to:

James Woody, CEO

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

(g) Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

(h) Captions. The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

(i) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Remainder of page left intentionally blank. Signature page follows.]

Consulting Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement to be effective as of the Effective Date.

CONSULTANT	180 Life Sciences Corp.

/s/ Lawrence Steinman	By:	/s/ James N. Woody
Signature	Name:	James N. Woody
Name: Lawrence Steinman	Title:	CEO

Address for Notice:
1020 Vernier Place Stanford CA 94305

Consulting Agreement

EXHIBIT A

Duties of the Co-Chairman

The Co-Chairman will have a substantial influence in the Company but will not actively participate in day-to-day operations. The Co-Chairman will have the following primary responsibilities:

Strategic and Business Development

●	Participate in defining and setting strategic objectives of the company
●	Actively seek out acquisition and merger candidates

Capital Formation

●	Assist the Company with funding transactions and sourcing capital

Scientific

●	Primary scientific responsibility for the Company’s á7nAChR platform
●	Active participation in the Scientific Advisory Board

General

●	At the request of the CEO, the Chairman may meet with various groups (such as major shareholder groups), governments, the financial press, industry associations, etc.
●	Acts as a liaison between management and the Board
●	Provides independent advice and counsel to the CEO
●	Ensures that regularly, upon completion of the ordinary business of a meeting of the Board, the Directors hold discussions without management present
●	Works closely with, and through the CEO, to:
o	Participate in the development of the Company’s vision, strategic agenda, and business plan to facilitate communication and understanding between management and the Board and
o	Ensure operations conform with the Board’s view on corporate policy
●	In conjunction with the CEO, participates in external relationships which fulfill the Company’s obligations as a member of industry and the community
●	Provides the key link between the Board and management, and as a result, has a significant communication, coaching and team-building responsibility including:
o	Maintaining a close ongoing relationship and open communication with the CEO;
●	Carries out special assignments in collaboration with the CEO and management or the Board of Directors.

Consulting Agreement